UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2006

UNION DRILLING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51630	16-1537048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Union Drilling, Inc. 4055 International Plaza, Suite 610 Fort Worth, Texas	76109
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (817) 735-8793

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 4, 2006, Union Drilling, Inc., a Delaware corporation (‘‘Union’’) entered into a fifth amendment (the ‘‘Amendment’’) to a Revolving Credit and Security Agreement (the ‘‘Agreement’’), dated March 31, 2005 and previously amended on April 15, 2005, August 15, 2005, October 5, 2005, and September 27, 2006 by and among Union; Thornton Drilling Company, a Delaware corporation; Union Drilling Texas, L.P., a Texas limited partnership; and PNC Bank, National Association, a nationally chartered banking association (the ‘‘Agent’’), acting as lender and as agent to other lenders specified in the Agreement. Under the terms of the Agreement, the lenders have extended to Union a revolving credit facility, the amount of which is calculated based on the value of certain receivables and of certain rig fleet equipment owned by Union, the value of such equipment being determined by periodic appraisals by the Agent or a representative of the Agent.

The Amendment modified the Agreement, effecting changes, inter alia, to redefine certain terms of the Agreement, to increase the maximum revolving line of credit extended to Union to one hundred million dollars (US$100,000,000.00), to add certain conditions related to the yearly allowed capital expenditures made by Union, and to modify certain provisions related to the assignment of rights and obligation of lenders under the Agreement.

Item 9.01.    Financial statements and exhibits

(c)    Exhibits

Exhibit No.	Description
10.1	Fifth Amendment to Revolving Credit and Security Agreement, dated December 4, 2006, between Union Drilling, Inc., Thornton Drilling Company, Union Drilling Texas, L.P., and PNC Bank, National Association, for itself and for other lenders.

[The remainder of this page was intentionally left blank.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION DRILLING, INC.
Date: December 4, 2006	By:	/s/ Christopher D. Strong
Christopher D. Strong President and Chief Executive Officer

.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fifth Amendment to Revolving Credit and Security Agreement, dated December 4, 2006, between Union Drilling, Inc., Thornton Drilling Company, Union Drilling Texas, L.P., and PNC Bank, National Association, for itself and for other lenders.